Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SINTX Technologies, Inc.

Salt Lake City, Utah

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement of our report dated March 29, 2023, relating to the consolidated financial statements of SINTX Technologies, Inc., and subsidiaries (collectively, the Company), as of December 31, 2022 and 2021 and for each of the years then ended, incorporated by reference in this Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Tanner LLC

Lehi, Utah

January 24, 2024